As filed with the Securities and Exchange Commission on October 3, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1345024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2701 Kent Avenue
West Lafayette, Indiana 47906-1382
(765) 463-4527
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Beth Taylor
Chief Financial Officer and
Senior Vice President – Finance
Inotiv, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906-1382
(765) 463-4527
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Griffin D. Foster
Christine G. Long
Faegre Drinker Biddle & Reath LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600
From time to time after the effectiveness of this registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated October 3, 2024
PROSPECTUS
4,146,250 Common Shares
Offered by the Selling Shareholders
This prospectus relates to the proposed resale or other disposition, from time to time, of up to 4,146,250 of our common shares by the selling shareholders named in this prospectus. The shares consist of 4,146,250 common shares issuable upon the exercise of certain Warrant Certificates with an exercise price of $1.57 per share (the “Warrants”), as further described herein. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders. We may receive proceeds upon the exercise of outstanding Warrants for common shares covered by this prospectus if the Warrants are exercised for cash.
The selling shareholders identified in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer our common shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide additional information about how the selling shareholders may sell their common shares in the section entitled “Plan of Distribution” in this prospectus. We will not be paying any underwriting discounts or selling commissions in connection with any offering of the common shares by the selling shareholders under this prospectus.
Our common shares are traded on The Nasdaq Capital Market under the symbol “NOTV.” On October 2, 2024, the last reported sale price of our common shares was $1.93 per share.
Investing in our securities involves risks. See “Risk Factors” on page 4, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2024

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders hereunder may from time to time sell up to an aggregate of 4,146,250 of our common shares under this prospectus. We will not receive any proceeds from the sale by the selling shareholders of the common shares offered by them described in this prospectus.
This prospectus provides you only with a general description of the common shares that the selling shareholders may offer. We also may provide a prospectus supplement that will contain specific information about the terms of an offering or authorize one or more free writing prospectuses to be provided to you that may contain material information relating to an offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement, including all documents incorporated herein and therein by reference, together with additional information described under “Where You Can Find More Information” below.
This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to, or incorporated by reference in, the registration statement, you should refer to that agreement or document for its complete contents.
Neither we nor the selling shareholders have authorized any underwriter, dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. You must not rely upon any information or representation not so contained or incorporated by reference. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered or securities are sold on a later date.
“We,” “us,” “our,” “Inotiv” and similar names refer to Inotiv, Inc., an Indiana corporation, unless we state otherwise or the context otherwise requires. References to the “selling shareholders” refer to the shareholders listed herein under the heading “Selling Shareholders” and any of their donees, pledgees, transferees or other successors-in-interest.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary may not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors,” contained in this prospectus and the documents incorporated by reference herein, before making an investment decision.
Overview
Inotiv is a leading contract research organization (a “CRO”) dedicated to providing nonclinical and analytical drug discovery and development services to the pharmaceutical and medical device industries and selling a range of research-quality animals and diets to the same industries as well as academia and government clients. Our products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while focusing on increasing efficiency, improving data and reducing the cost of discovering and taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. We are dedicated to practicing high standards of laboratory animal care and welfare.
As a result of our strategic acquisition of Envigo RMS Holding Corp. in November 2021, which added a complementary research model platform, our full spectrum solutions span two segments: Discovery and Safety Assessment (“DSA”) and Research Models and Services (“RMS”).
Through our DSA segment, we support the discovery, nonclinical development and clinical development needs of researchers and clinicians for primarily small molecule drug candidates, as well as biotherapeutics and biomedical devices. Our scientists have the skills in analytical instrumentation development, chemistry, computer software development, histology, pathology, physiology, surgery, analytical chemistry, drug metabolism, pharmacokinetics, and toxicology to make the services and products we provide increasingly valuable to our current and potential clients. Our principal clients are companies whose scientists are engaged in analytical chemistry, drug safety evaluation, clinical trials, drug metabolism studies, pharmacokinetics and basic research, from small start-up biotechnology companies to some of the largest global pharmaceutical companies.
Through our RMS segment, we offer access to a wide range of small and large research models for basic research and drug discovery and development, as well as specialized models for specific diseases and therapeutic areas in addition to diet and bedding. We combine deep animal husbandry expertise and expanded access to scientists across the discovery and preclinical continuum, which reduces nonclinical lead times and provides enhanced project delivery. In conjunction with our DSA business, we have the ability to run selected nonclinical studies directly on-site at closely located research model facilities and provide access to innovative genetically engineered models and services solutions. Our principal clients include biopharmaceutical companies, CROs, and academic and government organizations.
Implications of Being a Smaller Reporting Company
As of the date of this prospectus, we are a “smaller reporting company,” meaning that we are permitted to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies. Based on the market value of our stock held by non-affiliates as of the end of the second quarter of our 2024 fiscal year, we will no longer be able to report as a “smaller reporting company” beginning with our Quarterly Report on Form 10-Q for the period ended December 31, 2024 (the first quarter of our 2025 fiscal year). However, until such filing, we are permitted and intend to rely on the exemptions from certain disclosure and other requirements that are applicable to smaller reporting companies.
Corporate Information
We were incorporated in the state of Indiana in July 1975. Our principal executive offices are located at 2701 Kent Avenue, West Lafayette, Indiana 47906, and our telephone number is (765) 463-4527. Our Internet website is

www.inotiv.com. The information contained on our website is not a part of this prospectus and is not incorporated by reference herein.

RISK FACTORS
Investing in our securities involves a high degree of risk. See “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus, risk factors included in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in this prospectus and any applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.
Risks Related to the Common Shares Offered by the Selling Shareholders
If the selling shareholders sell significant amounts of our common shares, or the perception exists that these sales could occur, such events could cause our common share price to decline.
This prospectus covers the resale from time to time by the selling shareholders of up to 4,146,250 of our common shares. Once the registration statement of which this prospectus is a part is declared effective, all common shares issued upon the exercise of Warrants will be available for resale in the public market. If the selling shareholders sell significant amounts of our common shares following the effectiveness of the registration statement of which this prospectus is a part, the market price of our common shares could decline. Further, the perception of these sales could impair our ability to raise additional capital through the sale of our equity securities.
None of the proceeds from the sale of our common shares by the selling shareholders in this offering will be available to us.
We will not receive any proceeds from the sale of our common shares by the selling shareholders in this offering. The selling shareholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling shareholders will be available to us for our use. However, we may receive proceeds upon the exercise of outstanding Warrants for common shares covered by this prospectus if the Warrants are exercised for cash. See “Use of Proceeds.”

FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements that involve substantial risks and uncertainties. Those statements may include, but are not limited to, statements regarding our intent, belief or current expectations with respect to (i) our strategic plans; (ii) trends in the demand for our services and products; (iii) trends in the industries that consume our services and products; (iv) market and company-specific impacts of non-human primate supply and demand matters; (v) compliance with the Resolution and Plea Agreements with the U.S. Department of Justice and the United States Attorney’s Office for the Western District of Virginia and the expected impacts on us related to the compliance plan and compliance monitor, and the expected amounts, timing and expense treatment of cash payments and other investments thereunder; (vi) our ability to service our outstanding indebtedness and to comply or regain compliance with financial covenants, including those established by the Seventh Amendment to the Credit Agreement; (vii) our current and forecasted cash position; (viii) our ability to make capital expenditures, fund our operations and satisfy our obligations; (ix) our ability to manage recurring and unusual costs; (x) our ability to realize the expected benefits related to our restructuring and site optimizations; (xi) our expectations regarding the volume of new bookings, pricing, operating income or losses and liquidity; (xii) our ability to effectively manage any future expansion or acquisition initiatives undertaken by us; (xiii) our ability to develop and build infrastructure and teams to manage growth and projects; (xiv) our ability to continue to retain and hire key talent; (xv) our ability to market our services and products under our corporate name and relevant brand names; (xvi) our ability to develop new services and products; (xvii) our ability to negotiate amendments to the Credit Agreement or obtain waivers related to the financial covenants defined within the Credit Agreement; and (xviii) the impact of public health emergencies on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address such public health emergencies, which may precipitate or exacerbate other risks and/or uncertainties, including those detailed in our filings with the SEC. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to the risk factors disclosed in our reports with the SEC, many of which are beyond our control.
All statements other than statements of historical facts are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In particular, you should consider the numerous risks described in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus, and in the “Risk Factors” section in this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information.”
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we do not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.
This prospectus, any prospectus supplement and the other documents incorporated by reference herein and therein may include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third party research, surveys and studies are reliable, we have not independently verified such data.

USE OF PROCEEDS
All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders. We will not receive any proceeds from the sale of our common shares covered by this prospectus by the selling shareholders; however, we may receive proceeds upon the exercise of outstanding Warrants for common shares covered by this prospectus if the Warrants are exercised for cash. If all of such Warrants are exercised for cash in full at their current exercise prices, the proceeds would be approximately $6.5 million. We intend to use the net proceeds of such Warrant exercises, if any, for working capital and general corporate purposes. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or the period in which they will be exercised.

PLAN OF DISTRIBUTION
The selling shareholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling our common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling shareholders may use any one or more of the following methods when disposing of shares:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
In addition, a selling shareholder that is an entity may elect to make an in-kind distribution of shares to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable common shares pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the shares acquired in the distribution.
A selling shareholder may, from time to time, pledge or grant a security interest in some or all of our common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the selling shareholder list to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. A selling shareholder also may transfer our common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these shares to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these shares.

The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering, except upon the exercise of outstanding Warrants for common shares covered by this prospectus if the Warrants are exercised for cash.
The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common shares may be underwriting discounts and commissions under the Securities Act. A selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the common shares offered by this prospectus.
We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until all of the common shares (i) have been sold or disposed of pursuant to an effective registration statement, (ii) are held by us or one of our subsidiaries, (iii) have been sold pursuant to Rule 144 or 145 (or any similar provision then in effect) under the Securities Act, (iv) may be sold by the selling shareholders without volume or manner of sale restrictions under Rule 144 under the Securities Act, or (v) cease to be outstanding.

SELLING SHAREHOLDERS
The selling shareholders are offering for resale, from time to time, up to an aggregate of 4,146,250 of our common shares. The table below has been prepared based upon the information furnished to us by the selling shareholders as of September 26, 2024. The selling shareholders may have purchased, acquired, sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented. The beneficial ownership of our common shares by the selling shareholders has been determined in accordance with Rule 13d-3 under the Exchange Act.
The selling shareholders may sell some, all or none of the shares offered by this prospectus. Because the number of shares the selling shareholders may offer and sell is not presently known, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. This table, however, presents the maximum number of common shares that the selling shareholders may offer pursuant to this prospectus and the number of common shares that would be beneficially owned after the sale of the maximum number of common shares by the selling shareholders.

	Number of Common Shares Beneficially Owned Prior to this Offering		Number of Common Shares Being Offered(5)	Number of Common Shares Beneficially Owned After this Offering
Selling Shareholder(s)	Number	Percentage		Number	Percentage
Blackwell Partners LLC_Series B (1)	543,865	2.0%	543,865	—	—
Concise Short Term High Yield Master Fund, SPC (2)	999,298	3.7%	999,298	—	—
Jermyn Street Capital LLC (3)	200,000	0.8%	200,000	—	—
KASAD 2, L.P. (1)	513,730	1.9%	513,730	—	—
Mercer QIF Fund PLC – Mercer Investment Fund 1 (2)	1,224,952	4.5%	1,224,952	—	—
PT Development Florida LLC (4)	358,750	1.4%	358,750	—	—
Silverback Opportunistic Credit Master Fund Limited (1)	305,655	1.2%	305,655	—	—
__________________
(1)Elliot Bossen is the Chief Executive Officer of Silverback Asset Management, LLC, the Investment Manager of Blackwell Partners LLC_Series B, KASAD 2, L.P. and Silverback Opportunistic Credit Master Fund Limited.
(2)Thomas Krasner and Glenn Koach are the Portfolio Managers of Concise Short Term High Yield Master Fund, SPC and Mercer QIF Fund PLC – Mercer Investment Fund 1.
(3)Scott Cragg is the sole Manager of Jermyn Street Capital LLC.
(4)Laurence Benz is the Managing Member of PT Development Florida LLC.
(5)Represents the maximum number of shares that may be sold by the selling shareholders pursuant to this prospectus; provided, however, that pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part shall also cover any additional common shares which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other transaction that, without the receipt of consideration, results in an increase in the number of our outstanding common shares.
Past and Current Relationships with Selling Shareholders
Note and Warrant Transaction
Purchase Agreement and Fee Letter
On September 13, 2024, we and certain of the selling shareholders, Blackwell Partners LLC_Series B; Concise Short Term High Yield Master Fund, SPC; KASAD 2, L.P.; Mercer QIF Fund PLC – Mercer Investment Fund 1; PT Development Florida LLC; and Silverback Opportunistic Credit Master Fund Limited (together, the “Purchasers”), entered into a Purchase Agreement (the “Purchase Agreement”), pursuant to which the Purchasers agreed to acquire $22.0 million in aggregate principal amount of 15.00% Senior Secured Second Lien PIK Notes due 2027 from us and Warrants to purchase 3,946,250 common shares, for consideration comprised of (i) $17.0 million in cash and (ii)

the cancellation of approximately $8.3 million of our 3.25% Convertible Senior Notes due 2027 (the “Notes”) issued pursuant to that certain Indenture, dated as of September 27, 2021, among us, our wholly-owned subsidiary, BAS Evansville, Inc., as guarantor, and U.S. Bank National Association, as trustee, held by certain of the Purchasers.
In connection with the transactions contemplated by the Purchase Agreement, and pursuant to a separate fee letter, dated as of September 13, 2024, between us and selling shareholder Jermyn Street Capital LLC (the “Structuring Agent”), we also agreed to issue to the Structuring Agent approximately $0.6 million aggregate principal amount of 15.00% Senior Secured Second Lien PIK Notes due 2027 and additional Warrants to purchase 200,000 common shares as compensation for its services as Structuring Agent for the transactions. The $22.0 million in aggregate principal amount of 15.00% Senior Secured Second Lien PIK Notes due 2027 and the approximate $0.6 million aggregate principal amount of 15.00% Senior Secured Second Lien PIK Notes due 2027 issued to the Structuring Agent are referred to herein as the “Second Lien Notes.”
The transactions under the Purchase Agreement and the issuances to the Structuring Agent were consummated on September 13, 2024 (the “Closing Date”). In connection therewith, $8.3 million of the Notes were canceled by us under the terms of the Purchase Agreement on the same date, such that the aggregate principal amount of Notes remaining outstanding was approximately $131.7 million.
Security Agreement
On the Closing Date, we and certain of our subsidiaries entered into a Security Agreement (the “Security Agreement”) with U.S. Bank Trust Company, National Association, as the collateral agent for the Second Lien Notes (the “Collateral Agent”). Pursuant to the Security Agreement, we and certain of our subsidiaries granted the Collateral Agent a second lien security interest in substantially all of our assets, including but not limited to certain accounts, equipment, fixtures and intellectual property, in order to secure the payment and performance of all of the Obligations, as defined in the indenture governing the Second Lien Notes.
Warrants
The Warrants have an exercise price of $1.57 per share and are exercisable at any time on or after the Closing Date until September 13, 2034. The Warrants may be exercised, at the option of the holder thereof, on a cashless basis, and contain customary anti-dilution protections for, among others, certain changes to the common shares and certain dividends and distributions.
Registration Rights Agreement
Also on the Closing Date, in connection with the issuance of the Warrants, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers and the Structuring Agent, which provides that we will register the resale of the common shares issuable upon exercise of the Warrants. We are required to prepare and file a registration statement with the SEC no later than 30 business days after the Closing Date, and to use our commercially reasonable efforts to have the registration statement declared effective 120 days after the Closing Date.
Shareholders Agreement
In connection with the consummation of the acquisition (the “Envigo Acquisition”) of Envigo RMS Holding Corp. (“Envigo”), we entered into a Shareholders Agreement with certain stockholders of Envigo (the “Shareholders Agreement”), including Jermyn Street Associates LLC (“Jermyn Street”), Savanna Holdings LLC (“Savanna Holdings” and, together with Jermyn Street, the “Nominating Holders”), Jermyn Street Associates II LLC, as structuring agent, Birch Grove Credit Strategies Master Fund LP, Leone Healthcare Holdings LLC and Harlan Family Partnership, L.P. The Shareholders Agreement provided that, at the effective time of the Envigo Acquisition, (i) our board of directors would consist of our CEO, our Chief Strategy Officer, our three current independent directors, one person to be designated by Jermyn Street and one person to be designated by Savanna Holdings, and (ii) Richard A. Johnson, Ph.D. would tender his resignation from the board of directors, to be effective automatically upon notice to Dr. Johnson from us that the board of directors was prepared to elect the Approved Director as provided in the Shareholders Agreement. The “Approved Director” is a person designated by our Nominating and Corporate Governance Committee and approved by the Nominating Holders.
As required by the Shareholders Agreement, effective on November 5, 2021, the size of the board of directors was expanded to seven members, and Nigel Brown, Ph.D. and Scott Cragg were appointed to the board of directors. Dr. Brown, who was designated by Savanna Holdings, was re-elected at the 2023 Annual Meeting as a Class II director for a term expiring at the 2026 Annual Meeting. Mr. Cragg, who was designated by Jermyn Street, was elected as a Class III director for a term expiring at the 2024 Annual Meeting. However, Mr. Cragg resigned from the board effective January 23, 2023, Jermyn Street designated David Landman as its representative to replace Mr. Cragg, and the board appointed Mr. Landman to the board, effective January 24, 2023, to serve as a Class III director for a term expiring at the 2024 Annual Meeting. Mr. Landman was re-elected at the 2024 Annual Meeting as a Class III director for a term expiring at the 2027 Annual Meeting. Jermyn Street ceased to be a Nominating Holder under the Shareholders Agreement in April 2024.
After the consummation of the Envigo Acquisition and for so long as a Nominating Holder beneficially owns five percent or more of our outstanding voting shares, the Nominating Holder will have the right to designate one nominee for election to our board of directors upon the expiration of the term of the initial designee or any subsequent designee of that Nominating Holder and to approve our nominee for the board seat held by the Approved Director or any subsequent Approved Director upon expiration of the Approved Director’s term. Pursuant to the Shareholders Agreement, we agreed that we will include the nominees designated by the Nominating Holders and the Approved Director in management’s slate of directors for the applicable meeting, solicit proxies to approve the election of those persons to the board of directors and recommend to our shareholders that those persons be elected as directors. Board vacancies occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the board of directors of a director designated by a Nominating Holder are to be filled by a person designated by that Nominating Holder.
The Shareholders Agreement requires the shareholders who are parties thereto to cause all voting securities owned by them to be present at any annual or special meeting at which directors are to be elected, to vote such securities either as recommended by our board of directors, or in the same proportions as votes cast by other voting securities with respect to director nominees or other nominees and in favor of any director nominee of the Nominating Holders, and not to vote in favor of a change of control transaction pursuant to which the Nominating Holders would receive consideration that is different in amount or form from other shareholders, unless approved by our board of directors.
The Shareholders Agreement also includes certain restrictions on the ability of the shareholder parties to transfer their shares and certain registration rights in favor of those shareholders. Specifically, we agreed to prepare and file one or more registration statements with the SEC for purposes of registering the sale of all common shares received by the shareholder parties in the Envigo Acquisition; however, we are not required to keep any registration statement effective for a period longer than (a) 90 days or (b) such shorter period when all of the securities registered in that registration statement are sold. We also have agreed, among other things, to indemnify each selling shareholder from certain liabilities, fees and expenses for material misstatements or omissions in any registration statement. Under the Shareholders Agreement, we are no longer required to register the common shares held by the shareholder parties after such securities (a) have been sold pursuant to a registration statement or to the public pursuant to Rule 144, (b) have been transferred and are no longer restricted or (c) are no longer outstanding. On August 31, 2022, the SEC declared effective our Registration Statement on Form S-3 registering for resale all common shares received by the shareholder parties in the Envigo Acquisition.

DESCRIPTION OF SECURITIES TO BE REGISTERED
General
The following summary description of our capital stock is based on the provisions of our second amended and restated articles of incorporation (our “Articles of Incorporation”), our third amended and restated bylaws, as amended (our “Bylaws”), the applicable provisions of the Indiana Business Corporation Law (the “IBCL”) and the agreements described below. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Articles of Incorporation, our Bylaws, the IBCL and such agreements. For information on how to obtain copies of our Articles of Incorporation, our Bylaws and such agreements, which are exhibits to the registration statement of which this prospectus forms a part, see the section titled “Where You Can Find More Information.”
Our authorized capital stock consists of 75,000,000 shares, of which:
•74,000,000 shares are designated as common shares; and
•1,000,000 shares are designated as preferred shares.
Common Shares
Voting Rights
Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.
Dividend and Liquidation Rights
The holders of outstanding common shares are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The common shares are neither redeemable nor convertible. Holders of our common shares have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common shares are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding. The rights, preferences and privileges of holders of common shares are subject to and may be adversely affected by the rights of the holders of our outstanding preferred shares and any series of preferred shares that we may designate and issue in the future.
We have never paid any cash dividends on our common shares.
Preferred Shares
Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares. It is not possible to otherwise state the actual effect of the issuance of any preferred shares upon the rights of the holders of common shares until the board of directors determines the specific rights of the holders of such preferred shares. However, effects of the issuance of preferred shares may include restricting dividends on common shares, diluting the voting power of common shares, impairing the liquidation rights of common shares, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting shares.
Warrants
The following is a brief summary of material provisions of the Warrants related to the common shares offered for resale and issuable upon the exercise of the Warrants.

Exercise Price and Terms
The Warrants have an exercise price of $1.57 per share and are exercisable at any time on or after the Closing Date until September 13, 2034. The Warrants may be exercised, at the option of the holder thereof, on a cashless basis. No fractional shares will be issued upon the exercise of the Warrants.
Adjustments
The exercise price and the number of common shares purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications and subsequent offerings of common share equivalents or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common shares. Additionally, an adjustment would be made in the case of a capital reorganization, a consolidation or merger of our company with or into another corporation (other than a merger or consolidation in which we are the surviving corporation) or the sale of all or substantially all of our assets, to enable holders of the Warrants to acquire the number of shares of stock or other securities or property receivable in such event that the holder would have acquired if it had held the number of common shares issuable upon complete exercise of the Warrants.
Pro Rata Distributions
A holder of Warrants is entitled to participate in any pro rata distributions of assets or rights to acquire our assets (whether in cash, property or otherwise), or any evidence of indebtedness, to the same extent that the holder would have participated if it had held the number of common shares issuable upon complete exercise of the Warrants.
Transfer, Exchange and Exercise
The Warrants may be presented to us for exchange or exercise at any time on or prior to their expiration date, at which time the Warrants become wholly void and of no value. The Warrants are transferable, in whole or in part, upon surrender of the Warrants with a written assignment.
Warrantholder Not a Shareholder
Except as set forth under “Pro Rata Distributions” above, the Warrants do not confer upon holders any voting, dividend or other rights as our shareholders.
Equity Compensation Plans
Our 2024 Equity Incentive Plan (our “2024 Plan”) provides for the issuance of equity awards to our officers, directors and employees. As of August 31, 2024, 855,000 restricted stock units and 717,500 options to purchase our common shares with a weighted-average exercise price of $1.62 were issued and outstanding under the 2024 Plan, and 262,972 of our common shares were reserved for future issuance under the 2024 Plan. Effective March 17, 2024, the 2024 Plan replaced our 2018 Equity Incentive Plan, as amended (our “2018 Plan”). As of August 31, 2024, 678,712 restricted stock units and 1,201,410 options to purchase our common shares with a weighted-average exercise price of $11.78 were issued and outstanding under the 2018 Plan. In addition, in connection with the acquisition of Envigo RMS Holding Corp., we assumed the Envigo RMS Holding Corp. Equity Incentive Plan (the “Envigo Plan”), and certain options outstanding thereunder on the closing date. As of August 31, 2024, options to purchase 478,325 common shares with a weighted-average exercise price of $9.93 were issued and outstanding under the Envigo Plan. We do not intend to issue any further equity awards under the Envigo Plan.
Convertible Senior Notes
On September 27, 2021, we issued $140.0 million principal amount of our Notes. The Notes accrue interest at a rate of 3.25% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022. The Notes will mature on October 15, 2027, unless earlier repurchased, redeemed or converted.

Before April 15, 2027, noteholders have the right to convert their Notes only upon the occurrence of certain events. From and after April 15, 2027, noteholders may convert their Notes at any time at their election until the close of business on the scheduled trading day immediately before the maturity date. We will settle conversions by paying or delivering, as applicable, cash, our common shares or a combination of cash and our common shares, at our election. The initial conversion rate is 21.7162 common shares per $1 principal amount of Notes, which represents an initial conversion price of approximately $46.05 per common share. The conversion rate and conversion price are subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the indenture governing the Notes) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.
On the Closing Date, $8.3 million of the Notes held by certain of the Purchasers were canceled by us under the terms of the Purchase Agreement, such that the aggregate principal amount of Notes remaining outstanding was approximately $131.7 million.
Certain Provisions of the Indiana Business Corporation Law
As an Indiana corporation, we are governed by the IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.
Control Share Acquisition
Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.
Under the IBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:
•one-fifth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more.
A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.
An “issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000, and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents, or (C) 1,000 shareholders resident in Indiana.

The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that they do not apply. Our Articles of Incorporation and Bylaws do not exclude us from Chapter 42.
Certain Business Combinations
Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified “fair price” criteria.
For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.
The definition of “beneficial owner” for purposes of Chapter 43 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.
The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our Articles of Incorporation do not exclude us from Chapter 43.
Directors’ Duties and Liability
Under Chapter 35 of the IBCL, directors are required to discharge their duties:
•in good faith
•with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and
•in a manner the directors reasonably believe to be in the best interests of the corporation.
Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.
Consideration of Effects on Other Constituents
Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board of directors, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation.
Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under the IBCL.
Classified Board of Directors
Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision. While our Bylaws provide that Section 23-1-33-6(c) does not apply to us, our Bylaws also provide that our directors shall be divided into three classes as nearly equal in number as possible, with directors in each class elected for three-year terms. As of the date of this prospectus, our board of directors is divided into three classes: Class I, Class II and Class III, each class having a staggered term of three years. Each year the term of office of one class expires.
Indemnification
Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.
Our Articles of Incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers, employees and agents against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-Takeover Effects of Our Articles of Incorporation and Our Bylaws
Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:
Classified Board
Our governing documents provide that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board. Our Bylaws also provide that the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. As of the date of this prospectus, our board of directors consists of seven members.
Advance Notice Procedures
Our Bylaws establish an advance notice procedure for proposed shareholder nominations of persons for election to the board of directors. Shareholders at an annual meeting are only able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to notice of and to vote at such meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s nomination. Although our Bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates, they may have the effect of precluding a shareholder nomination if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Authorized but Unissued Shares
Our authorized but unissued common shares and preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control of a majority of our common shares by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Computershare Limited. The transfer agent and registrar’s address is 150 Royall Street, Suite 101, Canton, MA 02021.
Listing
Our common shares are currently listed on The Nasdaq Capital Market under the symbol “NOTV.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.
We are required to file annual and quarterly reports, current reports, proxy and other information statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.inotiv.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not part of this prospectus. You also can read these filings, including the registration statement, on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (including documents filed after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement), except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in this prospectus and any applicable prospectus supplement. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy and other statements. We hereby incorporate by reference the following documents:
•Our Annual Report on Form 10-K for the year ended September 30, 2023, as filed with the SEC on December 12, 2023;
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended September 30, 2023 from our definitive proxy statement on Schedule 14A, as filed with the SEC on January 26, 2024;
•Our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2023, as filed with the SEC on February 7, 2024, for the quarter ended March 31, 2024, as filed with the SEC on May 15, 2024, as amended on May 16, 2024, and for the quarter ended June 30, 2024, as filed with the SEC on August 9, 2024;
•Our Current Reports on Form 8-K filed with the SEC on October 19, 2023, March 19, 2024, June 4, 2024, August 9, 2024, and September 19, 2024; and
•Description of our common shares contained in our Registration Statement on Form 8-A, as filed with the SEC on November 12, 1997, including any amendment or report filed for the purpose of updating such description.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following:
Corporate Secretary
2701 Kent Avenue
West Lafayette, IN 47906
(765) 463-4527

LEGAL MATTERS
The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters in connection with the common shares offered hereby may be passed upon for any underwriters, dealers or agents by counsel named in any applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Inotiv, Inc. appearing in our Annual Report (Form 10-K) for the year ended September 30, 2023, and the effectiveness of Inotiv, Inc.’s internal control over financial reporting as of September 30, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

4,146,250 Common Shares
Offered by the Selling Shareholders

PROSPECTUS

              , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$971
Printing expenses	5,000
Legal fees and expenses	30,000
Accounting fees and expenses	30,000
Total	$65,971
Item 15. Indemnification of Directors and Officers.
Indiana Business Corporation Law
Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.
Our Articles of Incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers, employees and agents against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ and Officers’ Liability Insurance
We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

Item 16. Exhibits.
EXHIBIT INDEX
The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Exhibit

3.1	Second Amended and Restated Articles of Incorporation of Inotiv, Inc. as amended (incorporated by reference to Exhibit 3.1 to Form 8-K filed November 5, 2021).

3.2	Third Amended and Restated Bylaws of Inotiv, Inc., as amended through November 2, 2022 (incorporated by reference to Exhibit 3.2 to Form 10-K filed January 13, 2023).

4.1	Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1, Registration No. 333-36429).

4.2	Form of Warrant (incorporated by reference to Exhibit 4.3 to Form 8-K filed September 19, 2024).

4.3	Form of Purchase Agreement, dated as of September 13, 2024, between the Company and certain investors named therein (incorporated by reference to Exhibit 10.2 to Form 8-K filed September 19, 2024).

4.4	Fee Letter, dated as of September 13, 2024, between the Company and Jermyn Street Capital LLC (incorporated by reference to Exhibit 10.3 to Form 8-K filed September 19, 2024).

4.5
Form of Registration Rights Agreement, dated as of September 13, 2024, between the Company and certain investors named therein (incorporated by reference to Exhibit 10.5 to Form 8-K filed September 19, 2024).

5.1	Opinion of Faegre Drinker Biddle & Reath LLP (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

107	Filing Fee Table (filed herewith)
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that: Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana on October 2, 2024.

INOTIV, INC.

By:	/s/ Robert W. Leasure, Jr.
Robert W. Leasure, Jr.
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Leasure, Jr. and Beth A. Taylor, and each of them, each as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Leasure, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2024
Robert W. Leasure, Jr.

/s/ Beth A. Taylor	Chief Financial Officer and Senior Vice President – Finance (Principal Financial Officer)	October 2, 2024
Beth A. Taylor

/s/ Brennan Freeman	Vice President of Finance and Corporate Controller (Principal Accounting Officer)	October 2, 2024
Brennan Freeman

/s/ Nigel Brown	Director	October 2, 2024
Nigel Brown, Ph.D.

/s/ Terry Coelho	Director	October 2, 2024
Terry Coelho

/s/ Michael J. Harrington	Director	October 2, 2024
Michael J. Harrington

/s/ David Landman	Director	October 2, 2024
David Landman

/s/ R. Matthew Neff	Director	October 2, 2024
R. Matthew Neff

/s/ John E. Sagartz	Director	October 2, 2024
John E. Sagartz, DVM, Ph.D., DACVP